Exhibit 10.1

STOCK EXCHANGE AGREEMENT

    THIS STOCK EXCHANGE AGREEMENT (this “Agreement”) is made and entered into on June 15, 2010, among mBeach Software, Inc., a Florida corporation (“Purchaser”),  a Nevada corporation (“Acquisition Corp.”) to be established which will become a wholly-owned subsidiary of Parent, Skin Cancer Scanning  Ltd.,  an Israeli corporation (the “Company”), and the persons indicated on Schedule A attached hereto who constitute all the shareholders of the Company (collectively, the “Sellers”).

WITNESSETH:

    WHEREAS, the Sellers own all the issued and outstanding capital stock (the “Shares”) of the Company;

    WHEREAS, Acquisition Corp. desires to acquire from the Sellers, and the Sellers desire to sell to the Acquisition Corp., the Shares upon the terms and conditions set forth herein; and

    WHEREAS, simultaneous with the closing of the transactions contemplated by this Agreement, the Sellers are acquiring an aggregate of 156,000,000 restricted shares of the Company from its principal shareholder.

    NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1      Certain Definitions. As used in this Agreement and the schedules hereto, the following terms have the respective meanings set forth below.

(a)           “Action” means any administrative, regulatory, judicial or other proceeding by or before any Governmental Authority or arbitrator.

(b)           “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the ability to elect the members of the board of directors or other governing body of a Person, and the terms “controlled” and “controlling” have correlative meanings.

(c)           “Business Day” means a day on which banks are open for business in the State of Israel.

(d)           “Claims” means any and all claims, demands or causes of action, relating to or resulting from an Action.

(e)           “Contract” means any contract, agreement, indenture, deed of trust, license, note, bond, mortgage, lease, guarantee and any similar understanding or arrangement, whether written or oral.

(f)            “Employees” means individuals who provide employment or employment-type services to the Company or the Purchaser.

(g)           “Employee Benefit Plan” means any employee benefit plan, program, policy, practices, or other arrangement providing benefits to any Employee or Former Employee, officer or director of the Company or the Purchaser or any beneficiary or dependent thereof that is sponsored or maintained by the Company or the Purchaser or contribute or are obligated to contribute, whether or not written, including without limitation any employee welfare benefit plan and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or policy.

(h)           “Employment Agreement” means a written Contract or offer letter with or addressed to any Employee or Former Employee pursuant to which the Company or the Purchaser shall, directly or indirectly, have any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services.

(i)            “Encumbrances” means security interests, liens, Claims, charges, title defects, deficiencies or exceptions (including, with respect to real property, defects, deficiencies or exceptions in, or relating to, marketability of title, or leases, subleases or the like affecting title), mortgages, pledges, easements, encroachments, restrictions on use, rights of-way, rights of first refusal, conditional sales or other title retention agreements, covenants, conditions or other similar restrictions (including restrictions on transfer), options, proxies or other encumbrances of any nature whatsoever.

(j)            “Former Employee” means individuals who, prior to the Closing, provided employment or employment-type services to the Company or the Purchaser.

(k)           “GAAP” means United States generally accepted accounting principles.

(l)            “Governmental Authority” means any national, federal, state or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established by a Governmental Authority to perform any of such functions.

(m)          “Indebtedness” of any Person means, without duplication, (i) all obligations of such Person for money borrowed; (ii) all obligations of such Person evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (iii) all obligations of such Person issued or assumed for deferred purchase price payments associated with acquisitions, divestments or other transactions; (iv) all obligations of such Person under leases required to be capitalized in accordance with GAAP, as consistently applied by such Person, and (v) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance, guarantees or similar credit transaction, excluding in all cases in clauses (i) through (v) current accounts payable, trade payables and accrued liabilities incurred in the ordinary course of business.

(n)           “IRS” means the Internal Revenue Service of the United States of America.

(o)           “Laws” means all United States or Israel federal, state or local or foreign laws, constitutions, statutes, codes, rules, regulations, ordinances, executive orders, decrees or edicts by a Governmental Authority having the force of law.

(p)           “Liabilities” means any and all debts, liabilities, commitments and obligations, whether or not fixed, contingent or absolute, matured or unmatured, direct or indirect, liquidated or unliquidated, accrued or unaccrued, known or unknown, whether or not required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

(q)           “Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or Governmental Authority.

 (r)           “Required Consents” means, collectively, (1) each consent or novation with respect to any material Contract to which the Purchaser or the Company is a party or by which any of its assets are bound required to be obtained from the other parties thereto by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby in order to avoid the invalidity of the transfer of such Contract, the termination or acceleration thereof, giving rise to any obligation to make a payment thereunder or to any increased, additional or guaranteed rights of any person thereunder, a breach or default thereunder or any other change or modification to the terms thereof, and (2) each registration, filing, application, notice, transfer, consent, approval, order, qualification and waiver required from any third party or Governmental Authority by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(s)           “SEC” means the Securities and Exchange Commission.

(t)            “Securities Act” means the Securities Act of 1933, as amended.

(u)           “Subsidiaries” of any entity means, at any date, any Person (a) the accounts of which would be consolidated with those of the applicable entity in such entity's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, or (b) of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests or more than fifty percent (50%) of the profits or losses of which are, as of such date, owned, controlled or held by the applicable entity or one or more subsidiaries of such entity.

(v)           “Tax” means any federal, state, local or foreign taxes, including but not limited to any income, gross receipts, payroll, employment, excise, severance, stamp, business, premium, windfall profits, environmental, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, service, service use, lease, lease use, transfer, registration, value added tax, or similar tax, any alternative or add-on minimum tax, and any estimated tax, in each case, including any interest, penalty, or addition thereto, whether disputed or not.

(w)           “Tax Benefit” means the Tax effect of any item of loss, deduction or credit or any other item (including increases in Tax basis) which decreases Taxes paid or required to be paid, including any interest with respect thereto or interest that would have been payable but for such item.

(x)            “Tax Returns” means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of Taxes.

(y)           “Taxing Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

 Section 1.2      References and Title. All references in this Agreement to articles, sections, subsections and other subdivisions refer to the articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any section or subdivision are for convenience only and do not constitute any part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions.  The words “this Agreement,” “this instrument,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.  The phrases “this Section” and “this subsection” and similar phrases refer only to the sections or subsections hereof in which such phrases occur.  Pronouns in masculine, feminine and neutral genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

ARTICLE II
PURCHASE AND SALE OF SHARES

     Section 2.1     Purchase and Sale of Shares.  Upon the terms and subject to the conditions set forth herein, and on the basis of the representations and warranties contained herein, at the Closing, the Sellers shall sell, convey, transfer, assign and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Sellers, all of the Sellers’ right, title and interest in and to the Shares, free and clear of any Encumbrance, such Shares constituting one hundred percent (100%) of the Company’s outstanding capital stock on a fully-diluted basis.

        Section 2.2      Purchase Price.  The purchase price for the Shares (the “Purchase Price”) shall be the consummation of the transactions contemplated by the Stock Purchase Agreement relating to the transfer of 156,000,000 shares of common stock of Purchaser (the “Consideration Shares”) to the Sellers in the amounts next to their respective names on Schedule A annexed hereto.

        Section 2.3       Closing.  The closing (the “Closing”) of the acquisition of the Shares by the Purchaser in consideration for the Consideration Shares (the “Transaction”)  shall occur at the offices of David Lubin & Associates, PLLC, counsel for the Purchaser, within three (3) Business Days after the date on which all of the conditions and obligations of the Parties as set forth in Articles 7 and 8 of this Agreement shall have been satisfied in all material respects or otherwise duly waived, or on such other date and at such other place and date as the Purchaser and the Sellers may hereafter agree upon in writing (such date and time of the Closing being referred to herein as the “Closing Date”).

Section 2.4       Deliveries by the Purchaser.  At or prior to the Closing, the Purchaser shall deliver to the Sellers or a duly appointed representative of the Sellers:

(a)
Stock certificates representing the Consideration Shares, or an irrevocable instruction letter executed by the Purchaser instructing the transfer agent for the Purchaser to issue the Consideration Shares to the Sellers;

(b)
The Option Agreements to Lior Ben-hur, Boris Krasny, , Bunim Brimer, Sharon Brimer and Inbar Brimer (collectively, the “Investors”), in the form attached hereto, granting the Investors the right to purchase an aggregate of 26,500,292 shares of common stock of the Purchaser in exchange for the cancellation of the option agreements currently held by the Investors to purchase an aggregate of 2,038,484 ordinary shares of the Company;

(c)	The Employment Agreement between the Purchaser and Yossi Biderman, in the form attached hereto;

(d)	The certificates described in Sections 8.1(a) and 8.1(b); and

(e)	Such other documents and instruments as reasonably requested by the Sellers.

Section 2.5       Deliveries by the Sellers.  At or prior to the Closing, the Sellers shall deliver to the Purchaser the following:

(a)
Stock certificates representing the Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank, or other instruments of transfer in form and substance reasonably satisfactory to the Purchaser;

(b)	Any consents or approvals necessary for the consummation of the transactions contemplated by this Agreement;

(c)	The Lock-Up Letters executed by each of the Sellers, in the form attached as Exhibit A;

(d)	The certificates described in Sections 8.2(a) and 8.2(b);

(e)	An abstract of the Israeli Registrar relating to the Company, dated not more than five (5) Business Days prior to the Closing Date; and

(f)	Such other documents and instruments as requested by the Purchaser.

Section 2.6      Further Assurances.  From time to time from and after the Effective Time, as and when reasonably requested by a Party, the other Parties shall execute and deliver all such other instruments and shall take further actions as the Party reasonably may deem necessary or desirable in order to confirm or record or otherwise effectuate the purchase and sale of the Shares and the Consideration Shares.

Section 2.7      Notes and Warrants.  Simultaneous with the Closing, certain investors shall invest $72,000 in the Purchaser upon the terms and conditions of the Convertible Note (the “Note”) in the form of Exhibit B annexed hereto. In connection with the issuance of the Note, the Purchaser shall issue said investors three separate classes of warrants, each class exercisable for 10,285,994, 10,770,694 and 11,278,193, respectively, shares of common stock of the Purchaser for an aggregate exercise price of $150,000, 150,000 and $500,000. The terms of the warrants (the “Warrants”) are provided for in the Warrant Agreements in the form of Exhibit C annexed hereto. The shares of the Purchaser issuable upon conversion of said Note and the exercise of the Warrants shall be registered by the Purchaser as provided for therein.

ARTICLE III
THE CONSIDERATION SHARES

Section 3.1      Consideration Shares.  The Consideration Shares transferred to the Sellers from the principal shareholder of the Company shall be deemed to have been issued in full satisfaction of all rights of each of the respective security holders of the Company pertaining to their rights in and to their respective Shares.  After the Closing, the holders of certificates formerly representing shares of the Company’s ordinary shares shall cease to have any rights as shareholders of the Company, other than the rights of the Investors’ as provided in the letter addressed to the Investors dated as of the Closing Date.

Section 3.2      Registration Exemption.  It is intended that the Consideration Shares will be issued pursuant to Section 4(2) of the Securities Act and therefore shall not require registration under the Securities Act or any other relevant Law.

Section 3.3      Restrictive Legends.  Certificates evidencing the Consideration Shares pursuant to this Agreement may bear one or more of the following legends, including without limitation, any legend required by the laws of any jurisdiction in which a holder of Consideration Shares resides, and any legend required by applicable law, including without limitation, any legend that will be useful to aid compliance with Regulation S or other regulations adopted by the SEC under the Securities Act:

“THE SECURITIES ARE BEING OFFERED TO INVESTORS WHO ARE NOT U.S. PERSONS (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“THE SECURITIES ACT”)) AND WITHOUT REGISTRATION WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT IN RELIANCE UPON REGULATION S PROMULGATED UNDER THE SECURITIES ACT.”

“TRANSFER OF THESE SECURITIES IS PROHIBITED, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AVAILABLE EXEMPTION FROM REGISTRATION. HEDGING TRANSACTIONS MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.”

Section 3.4       Subsidiary of the Purchaser.  Effective as of the Closing, the Company shall be a wholly-owned subsidiary of the Purchaser.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

As an inducement to the Sellers and the Company to enter into this Agreement and to consummate the transactions contemplated herein, the Purchaser represents and warrants to the Company, as follows:

Section 4.1      Organization.  The Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida. The Purchaser has all requisite power to own, operate and lease its business and assets and carry on its business as the same is now being conducted.

Section  4.2     Capital Structure.  As of the Closing, the Purchaser’s authorized capital will consist of pre-split 250,000,000 shares of common stock, of which 13,250,000 shares will be issued and outstanding, with each holder thereof being entitled to cast one vote for each share held on all matters properly submitted to the shareholders for their vote and there being no cumulative voting.  As a result of the forward stock split effected by the Purchaser as of June 3, 2010, the Purchaser has 3,250,000,000 shares of common stock authorized, of which 156,000,000 are restricted (the Shares) and 16,250,000 are not restricted shares. The Purchaser has no shares reserved for issuance pursuant to a stock option plan or pursuant to securities exercisable for, or convertible into or exchangeable for shares of common stock, other than the shares reserved pursuant to the Option Agreements, the Note and Warrants.  All of the issued and outstanding shares of capital stock of the Purchaser are duly authorized, validly issued, fully paid and nonassessable.  No shares of capital stock of the Purchaser are subject to preemptive rights or any other similar rights.  Other than the Option Agreements, the Notes and the Warrants and as contemplated by this Agreement, there are (i) no outstanding options, warrants, scrip, rights to subscribe for, puts, calls, rights of first refusal, agreements, understandings, claims or other commitments or rights of any character whatsoever relating to, or securities or rights convertible into or exchangeable for any shares of capital stock of the Purchaser or arrangements by which the Purchaser is or may become bound to issue additional shares of capital stock of the Purchaser, (ii) no agreements or arrangements under which the Purchaser is obligated to register the sale of any of its securities under the Securities Act, and (iii) no anti-dilution or price adjustment provisions contained in any security issued by the Purchaser (or any agreement providing any such rights).

Section  4.3     Corporate Power and Authority. The Purchaser has all requisite power and authority to enter into and deliver this Agreement and the Option Agreements, the Lock-Up Agreements and all other agreements, documents and instruments to be executed and delivered in connection with this Agreement (collectively, the “Transaction Documents”) and to consummate the transactions contemplated hereby and thereby.  The execution, delivery, and performance of this Agreement and the Transaction Documents by the Purchaser and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Purchaser and no other action or corporate proceeding on the part of the Purchaser is necessary to authorize the execution, delivery, and performance by the Purchaser of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby.  This Agreement and each of the Transaction Documents have been duly executed and delivered by the Purchaser and constitute the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with their respective terms.

Section  4.4     Conflicts; Consents and Approvals.  Neither the execution and delivery by the Purchaser of this Agreement and the Transaction Documents to be executed and delivered by it in connection with this Agreement or the Transaction Documents, nor the consummation of the transactions contemplated hereby and thereby, will:

                  (a) conflict with, or result in a breach of any provision of, the organizational documents of the Purchaser;

                  (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any Person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or give rise to any obligation to make a payment under, or to any increased, additional or guaranteed rights of any Person under, or result in the creation of any Encumbrance upon any of the properties or assets of the Purchaser or the Consideration Shares under any of the terms, conditions or provisions of (1) the organizational documents of the Purchaser, (2) any Contract to which the Purchaser is a party or to which any of its properties or assets may be bound which, if so affected, would either have a material adverse effect or be reasonably likely to prevent the consummation of the transactions contemplated herein, or (3) any permit, registration, approval, license or other authorization or filing to which the Purchaser is subject or to which any of its properties or assets may be subject;

         (c) require any action, consent or approval of any non-governmental third party, other than the consent of the Purchaser’s Board of Directors;

                                 (d) violate any order, writ, or injunction, or any material decree, or material Law applicable to the Purchaser or any of its, business, properties, or assets; or

                                 (e) require any action, consent or approval of, or review by, or registration or filing by the Purchaser with any Governmental Authority other than the filing of a Current Report on Form 8-K regarding the consummation of the transactions contemplated hereby.

        Section 4.5     Consideration Shares.  As of the Closing, all of the Consideration Shares shall be duly authorized, validly issued, fully paid and nonassessable, and not issued in violation of any preemptive or similar rights.  Upon delivery to the Sellers of the certificates representing the Consideration Shares, the Sellers will acquire good and valid title to such Consideration Shares, free and clear of any Encumbrances, other than restrictions under applicable securities laws.

Section 4.6     Subsidiaries.  The Purchaser does not own, directly or indirectly, nor has entered into any agreement, arrangement or understanding to purchase or sell, any capital stock or other equity interests in any Person or is a member of or participant in any Person or have any Subsidiaries other than the Acquisition Corp.

Section 4.7     No Material Adverse Effect.  As of the date of this Agreement, (a) the Purchaser has (1) maintained its books and records in accordance with past accounting practice, and (2) used all reasonable commercial efforts to preserve intact the assets and the business organization and operations of the Purchaser, to keep available the services of its employees and to preserve its relationships with customers, suppliers, licensors, licensees, contractors and other persons with whom the Purchaser have business relations, (b) no material adverse effect on the Purchaser has occurred, and (c) there has been no event, occurrence or development that has had, or would reasonably be expected to have, a material adverse effect on the ability of the Purchaser to timely consummate the transactions contemplated hereby.

Section 4.8    Compliance with Law.  The Purchaser and each of its officers, directors, employees and agents has complied in all respects with all Laws applicable to the Purchaser and its operations.  Neither the Purchaser nor any of its officers, directors or agents has received any notice from any Governmental Authority that the Purchaser has been or is being conducted in violation of any applicable Law or that an investigation or inquiry into any noncompliance with any applicable Law is ongoing, pending or threatened.

Section 4.9     Litigation. There is no Action pending or threatened against the Purchaser or any of its officers or directors in each case that (a) relates to the Purchaser, its assets or its business or (b) as of the date hereof, seeks, or could reasonably be expected, to prohibit or restrain the ability of the Purchaser to enter into this Agreement or to timely consummate any of the transactions contemplated hereby, and there is no reasonable basis for any such Action.  There are no judgments, decrees, agreements, memoranda of understanding or orders of any Governmental Authority outstanding against the Purchaser.

Section 4.10    Contracts. The Purchaser is not a party to, or bound by, any Contract, other than a contract with the transfer agent of the Purchaser and this Agreement.

Section 4.11    Labor and Employment Matters. The Purchaser does not have any Employees, Former Employees or Employee Benefit Plans.

Section 4.12    Permits; Compliance.  The Purchaser is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and assets and to carry on its business as it is now being conducted and as it will be conducted through to the Closing (collectively, the “Purchaser Permits”). There is no Action pending, or threatened, regarding any of the Purchaser Permits and each such Permit is in full force and effect.  The Purchaser is not in conflict with, or in material default (or would be in default with the giving of notice, the passage of time, or both) with, or in violation of, any of the Purchaser Permits.

Section 4.13    Debts and Guaranties.  As of the Closing, the Purchaser will have no debts, liabilities, obligations, direct, indirect, absolute or contingent, whether accrued, vested or otherwise, whether known or unknown, other than those incurred in the ordinary course of its business.  In addition, the Purchaser is not directly or indirectly (a) liable, by guarantee or otherwise, upon or with respect to, or (b) obligated to provide funds with respect to, or to guarantee or assume, any Indebtedness or other obligation of any Person.

Section 4.14    SEC Reports; Financial Statements.  The Purchaser has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”).  As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The financial statements of the Purchaser included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Purchaser as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

Section 4.15     Material Changes.  Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in a subsequent SEC Report filed prior to the date hereof, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a material adverse effect, (ii) the Purchaser has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Purchaser’s financial statements pursuant to GAAP or disclosed in filings made with the SEC, (iii) the Purchaser has not altered its method of accounting, (iv) the Purchaser has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, or made any agreements to purchase, any shares of its capital stock and (v) the Purchaser has not issued any equity securities to any officer, director or Affiliate. The Purchaser does not have pending before the SEC any request for confidential treatment of information.  Except for the issuance of the Consideration Shares contemplated by this Agreement, no event, liability or development has occurred or exists with respect to the Purchaser or its business, properties, operations or financial condition, that would be required to be disclosed by the Purchaser under applicable securities laws at the time this representation is made that has not been publicly disclosed at least one (1) Business Day prior to the date that this representation is made.

Section 4.16    No Brokers or Finders.  The Purchaser has not, nor have any of its Affiliates, employed any broker or finder or incurred any Liability for any brokerage or finder's fee or commissions or similar payment in connection with the transactions contemplated herein, and no Person has or will have any right, interest or valid claim against or upon the Purchaser the Sellers, the Company or its or their Affiliates for any such fee or commission.

Section 4.17    Tax Matters.

             (a) The Purchaser has filed or caused to be filed on a timely basis all Tax Returns that are or were required to be filed by it, pursuant to the Laws or administrative requirements of each Governmental Body with taxing power over it or its assets.  As of the time of filing, all such Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status, and other matters of the Purchaser and any other information required to be shown thereon.  An extension of time within which to file any such Tax Return that has not been filed has not been requested or granted.  There is no audit, Action, Claim or any investigation or inquiry, whether formal or informal, public or private, now pending or threatened against or with respect to the Purchaser in respect of any Tax.

         (b) With respect to all amounts in respect of Taxes imposed on the Purchaser or for which it is or could be reasonably liable, whether to Governmental Authorities (as, for example, under Law) or to other Persons (as, for example, under tax allocation agreements), with respect to all taxable periods or portions of periods since its inception through the Closing, (i) all applicable tax laws and agreements have been complied with in all material respects, (ii) all such amounts required to be paid by the Purchaser to Governmental Authorities or others on or before the date hereof have been paid, and (iii) reserves have been established for the payment of all Taxes not yet due and payable, which reserves are reflected in the Financial Statements (described below) and are adequate and in accordance with the past custom and practice of the Purchaser.

                (c)  As of the date hereof, the Purchaser has not requested, executed or filed with the IRS or any other Governmental Authority any agreement or other document extending or having the effect of extending the period for assessment or collection of any Taxes for which the Purchaser could be liable and which still is in effect. There exists no tax assessment, proposed or otherwise, against the Purchaser nor any Encumbrance for Taxes against any assets or property of the Purchaser.

                (d) All Taxes that the Purchaser is or was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Authorities or other Person.

                (e)  The Purchaser is not a party to, bound by or subject to any obligation under any tax sharing, tax indemnity, tax allocation or similar agreement.

                (f)  There is no Claim, audit, Action, proceeding, or investigation with respect to Taxes due or claimed to be due from the Purchaser or of any Tax Return filed or required to be filed by the Purchaser pending or threatened against or with respect to the Purchaser. The Purchaser has not filed a consent pursuant to Section 341(f) of the Code (or any corresponding provision of state, local or foreign income tax law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state, local or foreign income tax law) apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Purchaser.

Section 4.18    Full Disclosure.  No representation or warranty of the Purchaser in this Agreement omits to state a material fact necessary to make the statements herein, in light of the circumstances in which they were made, not misleading.  There is no fact known to the Purchaser that materially adversely affects or, as far as can be reasonably foreseen, materially threatens, the assets, business, prospects, financial condition or results of operations of the Purchaser that has not been set forth in this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

As an inducement to the Purchaser to enter into this Agreement and to consummate the transactions contemplated herein, each Seller jointly and severally represents and warrants to the Purchaser as follows:

Section 5.1      Organization.  Each Seller which is an entity is duly organized and validly existing under the laws of its state of formation and has all requisite power to own, operate and lease its business and assets and carry on its business as the same is now being conducted.

Section 5.2      Power and Authority. Each Seller has all requisite power and authority, corporate or otherwise, to enter into and deliver this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and the Transaction Documents by each Seller and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action, and no other action or proceeding on the part of such Seller is necessary to authorize the execution, delivery and performance by such Seller of this Agreement and the Transaction Documents and the consummation by such Seller of the transactions contemplated hereby and thereby.  This Agreement and each of the Transaction Documents have been duly executed and delivered by each Seller and constitute the legal, valid and binding obligation of such Seller, enforceable against it in accordance with their respective terms.

Section 5.3      Conflicts; Consents and Approvals.  Neither the execution and delivery by each Seller of this Agreement and the Transaction Documents to be executed and delivered by it in connection with this Agreement and the Transaction Documents, nor the consummation of the transactions contemplated hereby and thereby, will:

                (a)  conflict with, or result in a breach of any provision of, the organizational documents of each Seller which is an entity;

                (b)  violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any Person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or give rise to any obligation to make a payment under, or to any increased, additional or guaranteed rights of any Person under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company under any of the terms, conditions or provisions of (1) the organizational documents of the Company, (2) any Contract to which such Seller is a party or to which any of its respective properties or assets may be bound which, if so affected, would either have a material adverse effect or be reasonably likely to prevent the consummation of the transactions contemplated herein, or (3) any permit, registration, approval, license or other authorization or filing to which such Seller is subject or to which any of its properties or assets may be subject;

                (c)  require any action, consent or approval of any Governmental Authority or non-governmental third party;  or

                (d)  violate any order, writ or injunction, or any material decree, or material Law applicable to such Seller or any of its businesses, properties or assets.

Section  5.4     Title to Shares.  Each Seller is the sole record and beneficial owner of the Shares indicated next to its name on Schedule A and has good and marketable title to the Shares, free and clear of all Encumbrances. Upon Closing, the Purchaser shall be the lawful record and beneficial owner of the Shares, free and clear of all Encumbrances.

Section 5.5      Securities Representations.

                                (a)  Investment Purposes.  Each Seller is acquiring the Consideration Shares for its own account as principal, not as a nominee or agent, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof in whole or in part in any transactions that would be in violation of the Securities Act or any state securities or "blue-sky" laws.  No other Person has a direct or indirect beneficial interest in, and such Seller does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third party, with respect to, the Consideration Shares or any part thereof that would be in violation of the Securities Act or any state securities or "blue-sky" laws or other applicable Law.

                (b)  No General Solicitation.  Each Seller is not receiving the Consideration Shares as a result of or subsequent to any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio; or presented at any seminar or similar gathering; or any solicitation of a subscription by a Person, other than Purchaser personnel, previously known to such Seller.

                (c)  No Obligation to Register Shares.  Each Seller understands that the Purchaser is under no obligation to register the Consideration Shares under the Securities Act, or to assist such Seller in complying with the Securities Act or the securities laws of any state of the United States or of any foreign jurisdiction.  Such Seller understands that the Consideration Shares must be held indefinitely unless the sale thereof is subsequently registered under the Securities Act and applicable state securities laws or exemptions from such registration are available.  All certificates evidencing the Consideration Shares will bear a legend stating that the Consideration Shares have not been registered under the Securities Act or state securities laws and they may not be resold unless they are registered under the Securities Act and applicable state securities laws or exempt therefrom.

                (d) Investment Experience.  Each Seller, or such Seller’s professional advisor, has such knowledge and experience in finance, securities, taxation, investments and other business matters as to evaluate investments of the kind described in this Agreement.  By reason of the business and financial experience of such Seller or its professional advisor, such Seller can protect its own interests in connection with the transactions described in this Agreement.  Such Seller is able to afford the loss of its entire investment in the Consideration Shares.

                (e)  Exemption from Registration.  Each Seller acknowledges its understanding that the offering and sale of the Shares is intended to be exempt from registration under the Securities Act.  In furtherance thereof, in addition to the other representations and warranties of such Seller made herein, such Seller further represents and warrants to and agrees with the Purchaser as follows:

    (1)           Such Seller has the financial ability to bear the economic risk of its investment, has adequate means for providing for its current needs and personal contingencies and has no need for liquidity with respect to the Consideration Shares;

    (2)           Such Seller has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the prospective investment in the Consideration Shares;

    (3)           Such Seller has been provided an opportunity for a reasonable period of time prior to the date hereof to obtain additional information concerning the Purchaser and all other information to the extent the Purchaser possesses such information or can acquire it without unreasonable effort or expense; and

    (4)           Such Seller has received and reviewed the documents filed by the Purchaser with the SEC and has also considered the uncertainties and difficulties frequently encountered by companies such as the Purchaser.

                (f)   Regulation S Exemption.  Each Seller understands that the Consideration Shares are being offered and sold in reliance on an exemption from the registration requirements of United States federal and state securities laws under Regulation S promulgated under the Securities Act and that the Purchaser is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such Seller set forth herein in order to determine the applicability of such exemptions and the suitability of the Investor to acquire the Securities.  In this regard, such Seller represents, warrants and agrees that:

1.
Such Seller is not a U.S. Person (as defined below) or an affiliate (as defined in Rule 501(b) under the Securities Act) of the Purchaser and is not acquiring the Consideration Shares for the account or benefit of a U.S. Person.  A U.S. Person means any one of the following:

•	any natural person resident in the United States of America;

•	any partnership or corporation organized or incorporated under the laws of the United States of America;

•	any estate of which any executor or administrator is a U.S. person;

•	any trust of which any trustee is a U.S. person;

•	any agency or branch of a foreign entity located in the United States of America;

•	any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. person;

•
any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated or (if an individual) resident in the United States of America; and

•	any partnership or corporation if:

(A) organized or incorporated under the laws of any foreign jurisdiction; and (B) formed by a U.S. person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by accredited investors (as defined in Rule 501(a) under the Securities Act) who are not natural persons, estates or trusts.

2.	At the time of the origination of contact concerning this Agreement and the date of the execution and delivery of this Agreement, such Seller was outside of the United States.

3.
Such Seller will not, during the period commencing on the date of issuance of the Consideration Shares and ending no less than the six  month anniversary of such date, (the “Restricted Period”), offer, sell, pledge or otherwise transfer the Consideration Shares in the United States, or to a U.S. Person for the account or for the benefit of a U.S. Person, or otherwise in a manner that is not in compliance with Regulation S.

4.
Such Seller will, after expiration of the Restricted Period, offer, sell, pledge or otherwise transfer the Consideration Shares only pursuant to registration under the Securities Act or an available exemption therefrom and in accordance with all applicable state and foreign securities laws.

5.
Such Seller was not in the United States, engaged in, and prior to the expiration of the Restricted Period will not engage in, any short selling of or any hedging transaction with respect to the Consideration Shares, including without limitation, any put, call or other option transaction, option writing or equity swap.

6.
Neither such Seller nor any Person acting on its behalf has engaged, nor will engage, in any directed selling efforts to a U.S. Person with respect to the Consideration Shares and such Seller and any Person acting on its behalf have complied and will comply with the “offering restrictions” requirements of Regulation S under the Securities Act.

7.
The transactions contemplated by this Agreement have not been pre-arranged with a buyer located in the United States or with a U.S. Person, and are not part of a plan or scheme to evade the registration requirements of the Securities Act.

8.
Neither such Seller nor any Person acting on its behalf has undertaken or carried out any activity for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States, its territories or possessions, for any of the securities of the Purchaser.  Such Seller agrees not to cause any advertisement of the securities of the Purchaser to be published in any newspaper or periodical or posted in any public place and not to issue any circular relating to such securities, except such advertisements that include the statements required by Regulation S under the Securities Act, and only offshore and not in the U.S. or its territories, and only in compliance with any local applicable securities laws.

                (g)  No Reliance.  Other than as set forth herein, each Seller is not relying upon any other information, representation or warranty by the Purchaser or any officer, director, stockholder, agent or representative of the Purchaser in determining to invest in the Consideration Shares. Such Seller has consulted, to the extent deemed appropriate by such Seller, with such Seller’s own advisers as to the financial, tax, legal and related matters concerning an investment in the Consideration Shares and on that basis believes that its investment in the Consideration Shares is suitable and appropriate for such Seller.

                (h) No Governmental Review.  Each Seller is aware that no federal or state agency has (1) made any finding or determination as to the fairness of this investment, (2) made any recommendation or endorsement of the Consideration Shares or the Purchaser, or (3) guaranteed or insured any investment in the Consideration Shares or any investment made by the Purchaser.

Section 5.7      Release.  Each Seller agrees and acknowledges that upon the Closing it shall have no direct or indirect rights to the Company, its business, assets or otherwise, including without limitation, the rights provided for in the Ordinary Shares Purchase Agreement when Seller purchased its ordinary shares owned in the Company, the Articles of Association of the Company and the options to purchase an aggregate of 2,718,874 ordinary shares of the Company. Notwithstanding the foregoing, the Investors Lior Ben-hur, Boris Krasny, Yorkstone Enterprises Ltd. shall be entitled to an aggregate of 12% of any consideration received by the Company in a Transaction (as defined therein) consummated by the Company.

Section 5.8      Full Disclosure.  No representation or warranty of each Seller in this Agreement omits to state a material fact necessary to make the statements herein, in light of the circumstances in which they were made, not misleading.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

               As an inducement to the Purchaser to enter into this Agreement and to consummate the transactions contemplated herein, Alexander Blaunstein, Yossi Biderman, and Dr. Yafim Smolyak and the Company, jointly and severally, represent and warrant to the Purchaser as follows:

Section 6.1     Organization.  The Company is a corporation duly organized and validly existing under the laws of the State of Israel.  The Company has all requisite power to own, operate and lease its business and assets and carry on its business as the same is now being conducted.

Section 6.2      Corporate Power and Authority.  The Company has all requisite corporate power and authority to enter into and deliver this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby and thereby.  The execution, delivery, and performance of this Agreement and the Transaction Documents by the Company and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action, and no other corporate action or corporate proceeding on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the Transaction Documents and the consummation by the Company of the transactions contemplated hereby and thereby.

This Agreement and each of the Transaction Documents have been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with their respective terms.

Section 6.3      Conflicts; Consents and Approvals.  Neither the execution and delivery by the Company of this Agreement and the Transaction Documents to be executed and delivered by it in connection with this Agreement and the Transaction Documents, nor the consummation of the transactions contemplated hereby and thereby, will:

(a)  conflict with, or result in a breach of any provision of, the organizational documents of the Company;

(b)  violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any Person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or give rise to any obligation to make a payment under, or to any increased, additional or guaranteed rights of any Person under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company under any of the terms, conditions or provisions of (1) the organizational documents of the Company, (2) any material Contract to which the Company is a party or to which any of its properties or assets may be bound which, if so affected, would either have a material adverse effect or be reasonably likely to prevent the consummation of the transactions contemplated herein, or (3) any permit, registration, approval, license or other authorization or filing to which the Company is subject or to which any of its properties or assets may be subject;

(c)  require any action, consent or approval of any non-governmental third party, other than as may be provided pursuant to the Contracts listed on Schedule 6.3;

(d)  violate any order, writ, or injunction, or any material decree, or material Law applicable to the Company or any of its, business, properties, or assets; or

(e)  require any action, consent or approval of, or review by, or registration or filing by the Company with any Governmental Authority, other than as may be indicated on Schedule 6.3.

Section 6.4      Capital Structure.  The Company’s authorized capital consists of 200,000 shares  of  ordinary shares of which 13,404 are issued and outstanding,  (i) with each holder thereof being entitled to cast one vote for each Share  held  on  all  matters  properly submitted  to  the shareholders for their vote; and (ii) there being no  pre-preemptive  rights and no cumulative voting.  The Company has no shares reserved for issuance pursuant to a stock option plan or pursuant to securities exercisable for, or convertible into or exchangeable for, shares of common stock.  All of the issued and outstanding Shares are duly authorized, validly issued, fully paid and nonassessable and owned by the Sellers as indicated on Schedule A.  The Shares constitute one hundred percent (100%) of the issued and outstanding capital stock of the Company on a fully-diluted basis, and, upon the Closing, the Purchaser will own one hundred percent (100%) of the issued and outstanding capital stock of the Company on a fully-diluted basis.

No shares of capital stock of the Company are subject to preemptive rights or any other similar rights.  There are (i) no outstanding options, warrants, scrip, rights to subscribe for, puts, calls, rights of first refusal, agreements, proxies, understandings, claims or other commitments or rights of any character whatsoever relating to, or securities or rights convertible into or exchangeable for any shares of capital stock of the Company or arrangements by which the Company is or may become bound to issue additional shares of capital stock of the Company, (ii) no agreements or arrangements under which the Company is obligated to register the sale of any of its securities under the Securities Act or any other Law, and (iii) no anti-dilution or price adjustment provisions contained in any security issued by the Company (or any agreement providing any such rights).

         Section 6.5     Intellectual Property.

For the purposes of this Agreement, the following terms have the following definitions:

“Intellectual Property” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all patents and applications therefor throughout the world, and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world, (v) all trade names, logos, URLs, websites, domain names, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world, and (viii) any similar or equivalent rights to any of the foregoing anywhere in the world.

“Registered Intellectual Property” means all: (i) registered patents and applications for patent registration (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

“Company Intellectual Property” shall mean any Intellectual Property or Registered Intellectual Property that is owned by, or licensed to, the Company.

                (b)  No Company Intellectual Property or product or service of the Company is subject to any Action or Claim which may affect the validity, use or enforceability of such Company Intellectual Property.  Except as set forth in the Contracts listed on Schedule 6.5, there is no stipulation restricting in any manner the use, transfer, or licensing thereof by the Company.

             The Company Intellectual Property, which is valid and subsisting, consists of (i) US Patent pending  11/464,838 and PCT/IL2006/000954

1	20070073156	Combined visual-optic and passive infra-red technologies and the corresponding systems for detection and identification of skin cancer precursors, nevi and tumors for early diagnosis

                (d)  The Company owns and has good and exclusive title to, or has license (sufficient for the conduct of its business as currently conducted) to, each item of the Company Intellectual Property free and clear of any Encumbrances (excluding licenses and related restrictions).

                (e)  Schedule 6.5 lists all Contracts to which the Company is a party (i) with respect to the Company Intellectual Property licensed or transferred to any Person or (ii) pursuant to which a Person has licensed or transferred any Intellectual Property to the Company.

                (f)   The Contracts relating to the Company Intellectual Property listed on Schedule 6.5 are in full force and effect.  The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of such Contracts.  The Company is in compliance with, and has not breached any term of such Contracts and all other parties to such Contracts are in compliance with, and have not breached any term of, such Contracts.  Following the Closing, the Company will be permitted to exercise all the rights under such Contracts to the same extent the Company would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments.

               (g)  The Company possesses all the Intellectual Property rights necessary to effectuate its business and operations as currently conducted.  The Company has not infringed or misappropriated any Intellectual Property of any third party or engaged in unfair competition or any unlawful trade practice.  The Company has not received notice from any third party that the operation of its business, or any act, product or service of the Company, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction. No Person has infringed or misappropriated or is infringing or misappropriating any of the Company Intellectual Property.

               (h)  The Company has taken reasonable steps to protect the rights of the Company in its confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to the Company.

Section 6.6      Tax Matters.

                (a)  The Company has filed or caused to be filed on a timely basis all Tax Returns that are or were required to be filed by it, pursuant to the Laws or administrative requirements of each Governmental Body with taxing power over it or its assets.  As of the time of filing, all such Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status, and other matters of the Company and any other information required to be shown thereon.  An extension of time within which to file any such Tax Return that has not been filed has not been requested or granted.  Schedule 6.6 lists all state, local and foreign jurisdictions in which the Company has previously filed or currently files Tax Returns, which are all of the state, local or foreign taxing jurisdictions in which the Company has been or is required to file Tax Returns.  There is no audit, Action, Claim or any investigation or inquiry, whether formal or informal, public or private, now pending or threatened against or with respect to the Company in respect of any Tax.

                (b)  With respect to all amounts in respect of Taxes imposed on the Company or for which they are or could be reasonably liable, whether to Governmental Authorities (as, for example, under Law) or to other Persons (as, for example, under tax allocation agreements), with respect to all taxable periods or portions of periods since its inception through the Closing, (i) all applicable tax laws and agreements have been complied with in all material respects, (ii) all such amounts required to be paid by the Company to Governmental Authorities or others on or before the date hereof have been paid and (iii) reserves have been established for the payment of all Taxes not yet due and payable, which reserves are reflected in the Financial Statements (described below) and are adequate and in accordance with the past custom and practice of the Company.

                (c)   As of the date hereof, the Company has not requested, executed or filed with the Israeli Tax Authorities or any other Governmental Authority any agreement or other document extending or having the effect of extending the period for assessment or collection of any Taxes for which the Company could be liable and which still is in effect.  There exists no tax assessment, proposed or otherwise, against the Company nor any Encumbrance for Taxes against any assets or property of the Company.

               (d)  All Taxes that the Company is or was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Authorities or other Person.

                (e)  The Company is not a party to, bound by or subject to any obligation under any tax sharing, tax indemnity, tax allocation or similar agreement.

                (f)   There is no Claim, audit, Action, proceeding or investigation with respect to Taxes due or claimed to be due from the Company or of any Tax Return filed or required to be filed by the Company pending or threatened against or with respect to the Company.

Section 6.7       Financial Statements.

               (a)  Attached hereto as Schedule 6.7(a) are the financial statements of the Company (collectively, the "Financial Statements") which (i) were prepared in all material respects in accordance with the books and records of the Company, (ii) present fairly the financial condition of the Company at the dates thereof and the results of its operations and cash flows for the periods then ended, (iii) are true and accurate in all material respects and (iv) were prepared in conformity with GAAP, consistently applied.

                (b)  The Company does not have any liabilities or obligations (whether absolute, accrued, contingent or otherwise) that were not fully reflected or reserved against in the balance sheet of the Company as of March 31st 2010 (the "Recent Balance Sheet") which is attached hereto as Schedule 6.7(b).  The reserves reflected in the Recent Balance Sheet are adequate, appropriate and reasonable and the reserves reflected in the Recent Balance Sheet are in accordance with GAAP consistently applied.

                Section 6.8       Properties and Assets.  Other than the Intellectual Property, the Company has no properties or assets.

Section 6.9       Compliance with Law.  The Company and each of the officers, managers, directors, employees and agents of the Company has complied in all respects with all Laws applicable to the Company and its operations.  Neither the Company nor any of its officers, managers, directors, Affiliates, employees, or agents has received any notice from any Governmental Authority that the Company has been or is being conducted in violation of any applicable Law or that an investigation or inquiry into any noncompliance with any applicable Law is ongoing, pending or threatened.

Section 6.10     Litigation. There is no Action pending or threatened against the Company that relates to the Company, its assets or its business, and there is no reasonable basis for any such Action.  There are no judgments, decrees, agreements, memoranda of understanding or orders of any Governmental Authority outstanding against the Company.

Section 6.11     Contracts.  Schedule 6.11 contains a complete list, as of the date hereof, of all material Contracts to which the Company is, or will be at Closing, a party or bound, or that otherwise relate to its business or assets.  The Company has made available to the Purchaser or its representatives correct and complete copies of all such Contracts with all amendments thereof.  Each such Contract is, and will at Closing be, valid, binding and enforceable against the Company and the other parties thereto in accordance with its terms, and is, and will at Closing be, in full force and effect.  The Company is not, and will not at Closing be, in default under or in breach of or otherwise delinquent in performance under any such Contract, and no event has occurred, or will as of the Closing have occurred, that, with notice or lapse of time, or both, would constitute such a default.  Each of the other parties thereto has performed in all respects all of the obligations required to be performed by it under, and is not in default under, any such Contract and no event has occurred that, with notice or lapse of time, or both, would constitute such a default.  There are no disputes pending or threatened in writing with respect to any such Contracts.  Neither the Company nor any other party to any such Contract has exercised any option granted to it to terminate or shorten or extend the term of such Contract, and the Company has not given notice or received notice to such effect.  All of such Contracts will continue to be valid, binding, enforceable and in full force and effect on substantially identical terms following the consummation of the transactions contemplated hereby.

Section 6.12     Labor and Employment Matters.

                (a)   There are no collective bargaining agreements, union contracts or similar agreements or arrangements in effect that cover any Employee or Former Employee (each, a "Collective Bargaining Agreement"). With respect to any Employee, (i) there is no labor strike, dispute, slowdown, lockout or stoppage pending or threatened against the Company or with respect to any Employees, and the Company has not experienced any labor strike, dispute, slowdown, lockout or stoppage and (ii) there is no grievance or arbitration arising out of any Collective Bargaining Agreement or other grievance procedure.

                (b)  The Company is in compliance in all material respects with all Laws, regulations and orders relating to the employment of labor, including all such Laws, regulations and orders relating to wages, hours, and any similar state or local "mass layoff" or "plant closing" Law, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or social security taxes and any similar tax.

Section 6.13     Permits; Compliance.   The Company does not currently require any franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and assets and to carry on its business as it is now being conducted (collectively, the “Permits”).

Section 6.14     Environmental Matters. There are no past or present violations of Environmental Laws (as defined below) by the Company, releases of any material into the environment by the Company, actions, activities, circumstances, conditions, events, incidents, or contractual obligations of the Company which may give rise to any liability of the Company, and the Company has not received any notice with respect to any of the foregoing, nor is any action pending or threatened in connection with any of the foregoing.  The term “Environmental Laws” means all Swiss laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.  Other than those that are or were stored, used or disposed of in compliance with applicable Law, no Hazardous Materials are contained by the Company on or about any real property currently owned, leased or used by the Company, and no Hazardous Materials were released by the Company on or about any real property previously owned, leased or used by the Company. There are no underground storage tanks on or under any real property owned, leased or used by the Company.

Section 6.15     Affiliated Transactions.  Other than as set forth on Schedule 6.15, no Affiliate or other family member has directly or indirectly (i) borrowed or been advanced funds from or loaned funds to the Company, (ii) is a party to a Contract with the Company or (iii) engaged in any transaction with the Company.

Section 6.16     Ordinary Course. Since the date of the Recent Balance Sheet, the Company’s business has been conducted only in the ordinary and usual course of business consistent with past practice.  Without limiting the generality of the foregoing, the Company has not since the Recent Balance Sheet:  (i) suffered any adverse change in its financial condition, the business or operations or in the Company; or (ii) sold, transferred, or otherwise disposed of any material portion of its properties or assets.

Section 6.17     Debts and Guaranties.  The Company has no debts, liabilities, obligations, direct, indirect, absolute or contingent, whether accrued, vested or otherwise, whether known or unknown, other than those listed on its financial statements. In addition, the Company is not directly or indirectly (a) liable, by guarantee or otherwise, upon or with respect to, or (b) obligated to provide funds with respect to, or to guarantee or assume, any Indebtedness or other obligation of any Person.

                Section 6.18    No Brokers or Finders.  The Company has not employed any broker or finder or incurred any Liability for any brokerage or finder's fee or commissions or similar payment in connection with the transactions contemplated herein, and no Person has or will have any right, interest or valid claim against or upon the Company for any such fee or commission, other than Aliad M.C.S. Ltd. Such finder is being compensated solely in accordance with the terms of the letter agreement between the Company and Aliad M.C.S. Ltd.

Section 6.19      Full Disclosure.  No representation or warranty of the Company or Sellers in this Agreement omits to state a material fact necessary to make the statements herein, in light of the circumstances in which they were made, not misleading.  There is no fact known to the Company or the Sellers that materially adversely affects or, as far as can be reasonably foreseen, materially threatens, the assets, business, prospects, financial condition or results of operations of the Company that has not been set forth in this Agreement.

ARTICLE VII
ADDITIONAL AGREEMENTS AND COVENANTS

Section 7.1      Access and Information.  Prior to the Closing, the Purchaser, on one hand, and the Company, on the other hand, shall permit representatives of the other to have reasonable access during normal business hours and upon reasonable notice to all premises, properties, personnel, books, records, Company Intellectual Property, technology, technical support, Contracts, commitments, reports of examination and documents of or pertaining to, as may be necessary to permit the other to, at its sole expense, make, or cause to be made, such investigations thereof as the other reasonably deems necessary or advisable in connection with the consummation of the transactions contemplated by this Agreement, and the Purchaser and the Company shall reasonably cooperate with any such investigations.  No investigation by a party or its representatives or advisors prior to or after the date of this Agreement (including any information obtained by a party pursuant to this Section 7.1) shall diminish, obviate or cure any breach of any representation, warranty, covenant or agreement contained in this Agreement nor shall the conduct or completion of any such investigation be a condition to any of such party's obligations under this Agreement.

Section 7.2      Confidentiality.  Each of the parties shall use reasonable efforts to cause their respective Affiliates, officers, directors, employees, auditors, attorneys, consultants, advisors and agents to treat as confidential and hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of Law, and after prior written notice to the other parties, all confidential information of the Purchaser or the Company, as the case may be, that is made available in connection with this Agreement, and will not release or disclose such confidential information to any other Person, except to their respective auditors, attorneys, financial advisors and other consultants, agents, and advisors in connection with this Agreement.  If the Closing does not occur, (a) such confidence shall be maintained by the Parties, and each Party shall use reasonable efforts to cause its officers, directors, Affiliates and such other Persons to maintain such confidence, except to the extent such information comes into the public domain (other than as a result of an action by such Party, its officers, directors or such other Persons in contravention of this Agreement), and (b) upon the request of any Party, the other Party shall promptly return to the requesting Party any written materials remaining in its possession, which materials it has received from the requesting Party or its representatives, together with any analyses or other written materials based upon the materials provided.

Section 7.3      Conduct of Business.  From and after the date hereof until the Closing, except as otherwise expressly contemplated by this Agreement, or as consented to in writing by the Purchaser, the Company shall:

                (a)  use reasonable commercial efforts to preserve its business, operations, physical facilities, working conditions and its business relationships with customers, suppliers, licensors, licensees, contractors and other persons with whom it has significant business relations;

                 (b)  not take any action that would cause a breach of the representations and warranties contained herein;

                 (c)  not amend its Articles of Incorporation or Bylaws (or other similar governing instrument);

                (d)  not split, combine or reclassify any of its shares, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its equity interests, make any other actual or constructive distribution in respect of its interests or otherwise make any payments to holders in their capacity as such, or redeem or otherwise acquire any of its securities or any other securities;

                (e)  not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or otherwise permit its corporate existence to be suspended, lapsed or revoked;

                (f)   not create or form any Subsidiary;

               (g)  other than in the ordinary course of its business, (1) incur or assume any Liability in excess of US$5,000; (2) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; (3) make any loans, advances or capital contributions to or investments in any other Person; nor (4) pledge or otherwise Encumber its shares;

                       (h)  not acquire, sell, lease, license, transfer or otherwise dispose of any assets in any single transaction or series of related transactions having a fair market value in excess of US$1,000 in the aggregate or that are otherwise material to it other than in the ordinary course of business;

                (i)   not (1) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other entity or division thereof or any equity interest therein; (2) amend, modify, waive or terminate any right under any material contract in any material way; nor (3) authorize any new capital expenditure or expenditures that individually is in excess of US$1,000 or in the aggregate are in excess of US$2,500;

                (j)   not enter into any Contract other than in the ordinary course of its business;

                (k)  issue, promise or contract to issue any securities or instruments convertible into securities of such Person; or

                (l)   not make any change with respect to the compensation or benefits of any officer, director or Employee or Former Employee.

Section 7.4      Efforts to Consummate.  Subject to the terms and conditions of this Agreement, each party hereto shall use all reasonable commercial efforts to take, or to cause to be taken, all actions and to do, or to cause to be done, all things necessary, proper or advisable as promptly as practicable to satisfy the conditions set forth in Article VIII, including, without limitation, obtaining any shareholder and director consents and completing all filings required by the SEC and to consummate the transactions contemplated hereby.

Section 7.5      No-Shop. From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with the terms hereof, neither the Company, the Sellers nor its or their respective officers, managers, directors, employees, agents, representatives and Affiliates, shall, directly or indirectly, make, solicit, initiate or encourage submission of proposals or offers from any Persons relating to an Acquisition Proposal (as defined below).  As used herein, “Acquisition Proposal” means any proposal or offer involving a liquidation, dissolution, re-capitalization, merger, consolidation or acquisition or purchase of all or substantially all of the assets of, or equity interest in, the Company or any other similar transaction or business combination involving the same.  The Company shall immediately cease and cause to be terminated all discussions or negotiations with third parties with respect to any Acquisition Proposal, if any, existing on the date hereof.

Section 7.6      Notification by the Parties. Each party hereto shall use its reasonable commercial efforts to as promptly as practicable inform the other parties hereto in writing if, prior to the consummation of the Closing, it obtains knowledge that any of the representations and warranties made by such party in this Agreement ceases to be accurate and complete in any material respect (except for any representation and warranty that is qualified hereunder as to materiality or material adverse effect, as to which such notification shall be given if the notifying party obtains knowledge that such representation and warranty ceases to be accurate and complete in any respect).  Each party hereto shall also use its reasonable commercial efforts to promptly inform the other parties hereto in writing if, prior to the consummation of the Closing, it becomes aware of any fact or condition that constitutes, in its reasonable judgment, a breach of any covenant of such party as of the date of this Agreement or that would reasonably be expected to cause any of its covenants to be breached as of the Closing Date.  Any such notification shall not be deemed to have cured any breach of any representation, warranty, covenant or agreement made in this Agreement for any purposes of this Agreement.

Section 7.7      Board of Directors.  Effective upon the Closing, and subject to applicable SEC rules and regulations, the Board of Directors of the Purchaser and the Company shall consist of Alexander Blaunstein, Lior Ben-hur, Bunim Brimer and Yossi Biderman. The officers of the Purchaser shall consist of Yossi Biderman

ARTICLE VIII
CONDITIONS TO CLOSING

Section 8.1      Conditions to the Sellers’ Obligations to Close.  All obligations of the Sellers to consummate the transactions contemplated hereunder are subject to the fulfillment or waiver prior to or at the Closing of each of the following conditions:

                (a)  All representations and warranties of the Purchaser contained in this Agreement and the Transaction Documents shall be true and correct in all respects when made and shall be deemed to have been made again at and as of the Closing and shall then be true and correct in all respects (except that representations and warranties made as of a specified date, shall be true and correct only as of such specified date), and the Purchaser shall have delivered to the Company and the Sellers a certificate, signed by it, to such effect in form and substance satisfactory to the Company and the Sellers;

                                (b) The Purchaser shall have performed in all material respects each obligation and agreement to be performed by it and shall have complied in all material respects with each covenant required by this Agreement to be performed or complied with by it at or prior to the Closing, and the Purchaser shall have delivered to the Company and the Sellers a certificate, signed by it, to such effect in form and substance satisfactory to the Company and the Sellers;

                (c)  Prior to or at the Closing, the Purchaser shall have delivered to the Sellers the items to be delivered pursuant to Section 2.4;

                (d)  The Purchaser shall have provided to the Company a certificate of good standing from the Secretary of State of Florida; and

                (e)  The Purchaser, with the assistance of the Company, shall have prepared the Current Report on Form 8-K required as a result of the consummation of the transactions contemplated hereby.

Section 8.2      Conditions to the Purchaser’s Obligations to Close.  All obligations of the Purchaser to consummate the transactions contemplated hereunder are subject to the fulfillment or waiver prior to or at the Closing of each of the following conditions:

                (a)  All representations and warranties of the Company and the Sellers contained in this Agreement and the Transaction Documents shall be true and correct in all respects when made and shall be deemed to have been made again at and as of the Closing and shall then be true and correct in all respects (except that representations and warranties made as of a specified date, shall be true and correct only as of such specified date), and the Company and the Sellers shall have delivered to the Purchaser a certificate, signed by them, to such effect in form and substance satisfactory to the Purchaser;

                (b) The Company and the Sellers shall have performed in all respects each obligation and agreement to be performed by it or them, and shall have complied in all respects with each covenant required by this Agreement to be performed or complied with by it or them at or prior to the Closing, and the Company and the Sellers shall have delivered to the Purchaser a certificate, signed by them, to such effect in form and substance satisfactory to the Purchaser;

                (c)   Prior to or at the Closing, the Sellers shall have delivered to the Purchaser the items to be delivered pursuant to Section 2.5; and

                                (d)  The Company shall have provided to the Purchaser financial statements and other information as required under the rules of the SEC for purposes of inclusion in the Purchaser’s filing of a Current Report on Form 8-K disclosing the consummation of the Transaction.

ARTICLE IX
TERMINATION

Section 9.1       Termination. This Agreement may be terminated at any time prior to the consummation of the Closing under the following circumstances:

                (a)  by mutual written consent of the Purchaser, the Sellers and the Company;

                (b) by the Purchaser, if the Company or a Seller has breached this Agreement in any respect and such breach is not cured within ten (10) days after written notice from the Purchaser to the Company and the Sellers;

                (c)  By the Purchaser if the Closing shall not have occurred on or before July 14, 2010; or

               (d)  by any party, if there shall be in effect a final, non-appealable order of a court or government administrative agency of competent jurisdiction permanently prohibiting the consummation of the transactions contemplated hereby.

Section 9.2      Termination Procedure.  Written notice of any termination (“Termination Notice”) pursuant to this Article IX shall be given by the party electing termination of this Agreement (“Terminating Party”) to the other parties (collectively, the “Terminated Party”), and such notice shall state the reason for termination.

Section 9.3      Effect of Termination.  Upon termination of this Agreement prior to the consummation of the Closing and in accordance with the terms hereof, this Agreement shall become void and of no effect, and none of the parties shall have any liability to the others.

Section 9.4      Expenses.  The parties shall each bear their own respective expenses incurred in connection with this Agreement and the contemplated Transaction.

ARTICLE X
INDEMNIFICATION; SURVIVAL

Section 10.1    Indemnification by the Purchaser.  The Purchaser shall indemnify and hold harmless the Sellers and their respective Affiliates, officers, directors, stockholders, employees and agents and the successors and assigns of all of them (the “Seller Indemnified Parties”), and shall reimburse the Seller Indemnified Parties for, any loss, liability, claim, damage, expense (including, but not limited to, costs of investigation and defense and attorneys’ fees) (collectively, “Damages”), arising from or in connection with (a) any inaccuracy or breach of any of the representations and warranties of the Purchaser in this Agreement or in any certificate or document delivered by or on behalf of the Purchaser pursuant to this Agreement, or any actions, omissions or statements of fact inconsistent with in any respect any such representation or warranty, or (b) any failure by the Purchaser to perform or comply with any agreement, covenant or obligation in this Agreement or in any certificate or document delivered by or on behalf of the Purchaser pursuant to this Agreement to be performed by or complied with by or on behalf of the Purchaser.

Section 10.2    Indemnification by the Sellers. Alexander Blaunstein, Yossi Biderman, and Dr. Yafim Smolyak severally and jointly, shall indemnify and hold harmless the Company, the Purchaser, and its respective Affiliates, officers, directors, shareholders, employees and agents and the successors and assigns of all of them (the “Purchaser Indemnified Parties”), and shall reimburse the Purchaser Indemnified Parties for, any Damages arising from or in connection with (a) any inaccuracy or breach of any of the representations and warranties of the sellers Alexander Blaunstein, Yossi Biderman, and Dr. Yafim Smolyak in this Agreement or in any certificate or document delivered by or on behalf of the Sellers Alexander Blaunstein, Yossi Biderman, and Dr. Yafim Smolyak pursuant to this Agreement, or any actions, omissions or statements of fact inconsistent with in any respect any such representation or warranty, or (b) any failure by the Sellers Alexander Blaunstein, Yossi Biderman, and Dr. Yafim Smolyak to perform or comply with any agreement, covenant or obligation in this Agreement or in any certificate or document delivered by or on behalf of the Sellers Alexander Blaunstein, Yossi Biderman, and Dr. Yafim Smolyak pursuant to this Agreement to be performed by or complied with by or on behalf of the Sellers.

Section 10.3     Survival; Limitations.  All representations, warranties, covenants and agreements of the parties contained herein shall survive the Closing.  The obligations of the parties pursuant to the Indemnification contained in this Article X shall expire (a) as to non-Tax related Damages on the first (1st) anniversary of the Closing and (b) as to Tax-related Damages upon the expiration of the applicable statutes of limitations (as tolled by any waiver or extension thereof).

ARTICLE XI
MISCELLANEOUS

Section 11.1     Notices.  All notices or other communications required or permitted hereunder shall be in writing.  Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (a) if by personal delivery, when so delivered, (b) if mailed, three (3) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below, or (c) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the day following being so sent:

(1)           If to the Purchaser:

____________
____________
Attn:

Copy to:
David Lubin & Associates, PLLC
5 North Village Avenue, 2nd Floor
Rockville Center, New York 11570
Attn: David Lubin, Esq.

(2)           If to the Sellers:

____________
____________
____________
Attn:

Copy to:

____________
____________
____________
Attn:

Any party may change the address to which notices and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

Section 11.2    Choice of Law.  This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Israel, without giving effect to principles of conflicts of law.

                Section 11.3    Jurisdiction.  The parties hereby irrevocably consent to the in personam jurisdiction of the competent courts in the State of Israel, in connection with any action or proceeding arising out of or relating to this Agreement or the transactions and the relationships established thereunder.  The parties hereby agree that such courts shall be the venue and exclusive and proper forum in which to adjudicate such matters and that they will not contest or challenge the jurisdiction or venue of these courts. If any party shall commence a proceeding to enforce any provisions of this Agreement, then the prevailing party in such proceeding shall be reimbursed by the other party for its reasonable attorney’s fees and other reasonable costs and expenses incurred with the investigation, preparation and prosecution of such proceeding.

Section 11.4    Entire Agreement.  This Agreement and such other agreements related to this transaction executed simultaneously herewith set forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby and supersedes all prior agreements, arrangements and understandings of the parties relating to the subject matter hereof.  No representation, promise, inducement, waiver of rights, agreement or statement of intention has been made by any of the parties which is not expressly embodied in this Agreement, such other agreements, notes or instruments related to this transaction executed simultaneously herewith, or the written statements, certificates, schedules or other documents delivered pursuant to this Agreement or in connection with the transactions contemplated hereby.

Section 11.5   Assignment. Each party's rights and obligations under this Agreement shall not be assigned or delegated, by operation of law or otherwise, without the other party's prior consent, and any such assignment or attempted assignment shall be void, of no force or effect, and shall constitute a material default by such party.

Section 11.6    Amendments.  This Agreement may be amended, modified, superseded or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by all the Parties.

Section 11.7    Waivers.  The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same.  No waiver by any party of any condition, or the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other term, covenant, representation or warranty of this Agreement.

Section 11.8     Counterparts.  This Agreement may be executed simultaneously in two or more counterparts and by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.9     Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.10   Interpretation.  The parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them and that the provisions of this Agreement therefore shall not be construed against a party or parties on the ground that such party or parties drafted or was more responsible for the drafting of any such provision(s).  The parties further agree that they have each carefully read the terms and conditions of this Agreement, that they know and understand the contents and effect of this Agreement and that the legal effect of this Agreement has been fully explained to its satisfaction by counsel of its own choosing.

[Remainder of page intentionally left blank; Signature pages to follow]

    IN WITNESS WHEREOF, the parties have duly executed this Stock Exchange Agreement as of the date first above written.

mBEACH SOFTWARE, INC. By: /s/ William Gaffney Name: William Gaffney Title: President
SKIN CANCER SCANNING LTD. By: /s/ Yossi Biderman Name: Yossi Biderman Title: President

SELLERS

/s/ Alexander Blaunstein
Alexander Blaunstein

/s/ Bunim Brimer
Bunim Brimer

/s/ Sharon Brimer
Sharon Brimer

/s/ Inbar Brimer
Inbar Brimer

/s/ Eran Moas
Eran Moas

Secumedicom Ltd.

 /s/ Yossi Biderman
By: Yossi Biderman
Title: President

/s/ Yafim Smolvak
Dr. Yafim Smolyak

Aliad M.C.S.  Ltd.

/s/ Igal Dikolski
By:  Igal Dikolski
Title: President

/s/ Lior Ben-hur
Lior Ben-hur

/s/ Borris Krasny
Borris Krasny

Yorkstone Enterprises Ltd.

 _______________
By:
Title:

/s/ Efi Oshava
Efi Oshaya

Exhibits

Exhibit	A	Lock-Up Letter
Exhibit	B	Convertible Note
Exhibit	C	Warrant Agreement

Schedules

Schedule	A	Company Stockholders
Schedule	6.3	Required Consents
Schedule	6.5	Company Intellectual Property
Schedule	6.6	Tax Jurisdictions
Schedule	6.7(a)	Financial Statements
Schedule	6.7(b)	Recent Balance Sheet
Schedule	6.8	Properties and Assets
Schedule	6.11	Contracts
Schedule	6.13	Permits
Schedule	6.15	Affiliated Transactions
Schedule	6.17	Debts